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                                                                      EXHIBIT 23




The Partners
DUKE REALTY LIMITED PARTNERSHIP:


We consent to incorporation by reference in the registration statement (No. 33-61361) on Form S-3 of Duke Realty Investments, Inc. and Duke Realty Limited Partnership of our report dated January 31, 1996, relating to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, partners' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K/A of Duke Realty Limited Partnership.



/s/ KPMG Peat Marwick, LLP
Indianapolis, Indiana
March 18, 1996